Exhibit 3.15

FILED IN OFFICE OF
STATE CORPORATION COMMISSION
OF NEW MEXICO JAN 18 1991

CORPORATION DEPT.

ARTICLES OF INCORPORATION

OF

GIANT STOP-N-GO OF NEW NEXICO, INC.

The undersigned, acting as incorporator of a corporation under the New Mexico Business Corporation Act, adopts the following Articles of Incorporation for the corporation:

ARTICLE I

Its corporate name shall be “Giant Stop-N-Go of New Mexico, Inc.”

ARTICLE II

It is organized to own and operate properties and businesses engaged in buying, selling, marketing, distributing and transporting petroleum products and other goods and services and to transact any lawful business for which corporations may be incorporated under the New Mexico Business Corporation Act.

ARTICLE III

It has the authority to issue 500,000 shares of Common.

ARTICLE IV

Its initial registered office address will be 217 West Manhattan Avenue, Santa Fe, NM 87501, and its initial registered agent at that address is CT Corporation System.

ARTICLE V

The names and addresses of the three (3) directors who will constitute its initial board of directors are:

James E. Acridge	Robert L. Harvey
4939 E. Horseshoe Road	6852 E. Fanfol Drive
Paradise Valley, AZ 85253	Paradise Valley, AZ 85253

Frederic L. Holliger
10422 E. Windrose Drive
Scottsdale, AZ 85259

DATED: January 18, 1991.

/s/ Thomas W. Olson
Thomas W. Olson
325 Paseo De Peralta
Santa Fe, New Mexico 87501